Exhibit 4

Execution Copy

AMENDMENT NO. 3 TO

RIGHTS AGREEMENT

This AMENDMENT, dated as of February 16, 2010 (the “Amendment”), amends the Rights Agreement, dated as of June 7, 1999, as amended on December 14, 2006 and further amended on June 8, 2009 (as amended to date, the “Rights Agreement”), between NMT Medical, Inc. (formerly Nitinol Medical Technologies, Inc.), a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company (formerly known as American Stock Transfer & Trust Company), as Rights Agent (the “Rights Agent”).

WHEREAS, under Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of the Rights in order to, among other thing, make any provisions with respect to the Rights that the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, the Company has determined, and has so directed the Rights Agent, to amend the Rights Agreement as set forth herein pursuant to Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. The first sentence of Section 1(a) is restated to read in its entirety as follows:

““Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (v) an Exempted Person.”

2. Section 1(m) is restated to read in its entirety as follows:

““Exempted Person” shall mean Glenhill Capital, LP, a Delaware Limited Liability Partnership, unless and until such time as such Person, together with its Affiliates, directly or indirectly, becomes the Beneficial Owner of more than 25% of the Common Stock then outstanding, in which case such Person shall cease to be an Exempted Person.”

3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware.

4. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

7. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, as of the date first set forth above.

Attest:		NMT MEDICAL, INC.

By:	/s/ Jill McClain	By:	/s/ Richard E. Davis
Name:	Jill McClain	Name:	Richard E. Davis
		Title:	CFO / COO / EVP

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:		By:	/s/ Herbert J. Lemmer
Name:		Name:	Herbert J. Lemmer
Title:		Title:	Vice President